Exhibit 10.5

EMPLOYMENT AGREEMENT

Agreement effective as of September 20, 2004, (the “Effective Date”), by and between StoneMor GP, LLC, a Delaware limited liability company (the “Company”), and Lawrence Miller (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to an employment agreement effective as of March 31, 1999, which is currently in effect (the “Employment Arrangement”); and

WHEREAS, upon the Effective Date it is intended that the Employment Arrangement be amended and restated as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Term of Employment

Commencing on the Effective Date, the Company shall employ the Executive, and the Executive shall continue employment and shall serve the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of the Executive’s employment hereunder shall commence on the Effective Date and, unless previously terminated as provided herein, shall continue in effect for one year from the Effective Date (the “Employment Period”); provided, however, that the Employment Period shall automatically be extended for successive one-year additional periods unless, ninety (90) days prior to expiration of the Employment Period (if extended and if applicable), the Company or the Executive shall have given written notice to the other not to renew the Employment Period.

2.	Capacities, Duties and Authority

2.01. Effective on the Effective Date and throughout the Employment Period, the Executive shall serve as President and Chief Executive Officer.

2.02. In his capacity as President and Chief Executive Officer of the Company, the Executive shall have such authority, perform such duties, discharge such responsibilities and render such services as are consistent with the job and with directives from the Board of Directors of the Company (“Company’s Board”).

2.03. The Executive shall render his services diligently, faithfully and to the best of his ability, devoting thereto all of his business time, energy and skills on an exclusive basis and, without the prior written consent of the Company’s Board, the Executive shall not render services to or for the account of himself or any other person, firm or corporation other than the Company.

3.	Compensation

3.01. The Executive shall be paid a base salary during the Employment Period at the annual rate of three hundred and fifty thousand Dollars ($350,000), payable in accordance with the regular payroll practices of the Company. The Company’s Board or its Compensation Committee (“Compensation Committee”) shall annually review the Executive’s performance and determine, in its sole discretion, whether or not to increase the Executive’s base salary and, if so, the amount of such increase. The Executive’s base salary as in effect from time to time is hereinafter referred to as the “Base Salary”.

3.02. The Executive shall be eligible for an annual bonus based upon satisfaction of mutually agreed upon targets established by the Company and approved by the Company’s Board or the Compensation Committee on or around January 31 of each year for such year. The Executive may, at the Company’s discretion, receive a bonus of up to 50% of Base Salary for meeting budgeted goals if no such mutually agreed targets are established.

3.03. The Executive shall be entitled to participate in any of the Company’s other discretionary bonus or performance-based bonus programs for senior executives of the Company on such terms and conditions as determined in the discretion of the Company’s Board or the Compensation Committee.

3.04. On or before January 15 of each year, the Executive shall be paid an amount equal to one-half of the tax imposed under Section 1401 of the Internal Revenue Code of 1986, as amended, on all amounts paid or accrued to or for the benefit of the Executive under Section 3 (including this Section 3.04) or Section 4 or Section 5 of this Agreement or allocated to the Executive with respect to the Executive’s ownership of any interest in the Company that constitute self-employment income of the Executive with respect to the immediately preceding calendar year.

3.05. On or before January 15 of each year, the Executive shall be paid an amount equal to (a) all federal, state, and local income taxes on the excess of (i) any taxable income recognized by the Executive as a result of benefits provided to or for the benefit of the Executive for the immediately preceding calendar year under Section 4 of this Agreement over (ii) the amount of taxable income that would have been recognized by the Executive as a result of benefits provided to or for the benefit of the Executive for the immediately preceding calendar year under Section 4 of this Agreement if the Executive had been an employee and not a member of the Company, plus (b) an additional amount equal to all federal, state, and local income taxes on all payments made to the Executive pursuant to this Section 3.05.

4.	Employee Benefit Programs

4.01. During the Employment Period, the Executive shall be entitled to vacation and sick leave generally made available to executive personnel of the Company and to participate in and have the benefit of all group life, disability, dental, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of the Company pursuant to the terms of said plans.

4.02. During the Employment Period, the Executive shall be entitled to receive or participate in fringe benefit arrangements generally made available to executive personnel of the Company that provide automobile, club dues, tax services and financial planning in accordance with the terms and conditions of such arrangements as may be in effect from time to time.

5.	Stock Options, Restricted Stock and Other Stock Awards

5.01. The Executive shall be entitled to participate in any stock or unit incentive plan adopted by the Company and approved by the Stockholders or Unitholders of the Company. If a stock or unit program is adopted, the Executive will receive an allotment (grant) commensurate with his level of responsibility in relation to other grants as determined by the Company’s Board in its sole discretion.

5.02. During the Employment Period, the Executive shall be eligible to receive grants of restricted stock or units and other stock or unit awards (“Stock Awards”) in such amounts and subject to such terms as determined by the Company’s Board in its sole discretion.

6.	Termination of Employment

6.01. The Executive’s employment hereunder shall terminate:

a. upon the death of the Executive;

b. upon the Disability of the Executive, which for the purposes of this Agreement shall mean his inability because of physical or mental illness or incapacity, whether partial or total, with or without reasonable accommodation, to perform his duties under this Agreement, for a continuous period of at least six (6) months or for an aggregate of one hundred eighty (180) days within any twelve (12) month period; or

c. for Cause at the option of the Company, exercisable by or upon the authority of the Company’s Board and effective immediately upon the giving by the Company to the Executive of written notice of such exercise, which, for purposes of this Agreement, shall mean:

(i) fraud, willful misconduct or gross negligence which materially adversely affects the reputation or business activities of the Company or the Partnership and which continues after written notice thereof from the Board to the Person stating with specificity the alleged conduct and, if requested by the Person within 10 days thereafter, the Person is afforded a reasonable opportunity to be heard before the Board; or

(ii) any chemical dependence that materially adversely affects a Person’s performance of his duties and responsibilities to the Company and for which the Person fails to undertake and maintain treatment within 15 days after requested by the Company.

d. at the option of the Executive, effective ten (10) business days after the end of the cure period provided below, (or such shorter period as the Company’s Board may elect by giving written notice to the Executive), in the event that the Executive has Good Reason, which for purposes of this Agreement shall mean the occurrence at any time of any of the following without the Executive’s prior written consent:

i. removal from the position of President and Chief Executive Officer set forth in Section 2.01;

ii. the relocation of the Company’s principal office to a location outside a 75-mile radius of its current location in Bristol, Pennsylvania;

iii. the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position held by the Executive or which materially impair the Executive’s abilities to perform his assigned duties or a material diminution of the Executive’s position, authority, duties or responsibilities (other than an isolated action that is not taken in bad faith and is remedied by the Company promptly after receipt of written notice thereof from the Executive);

iv. a reduction in the Executive’s Base Salary payable pursuant to Paragraph 3.01 hereof or a material reduction in the aggregate in the other material benefits provided the Executive hereunder;

v. the failure by the Company to obtain an agreement from any successor to assume and agree to perform this Agreement; or

vi. any willful failure or willful breach by the Company (not covered by any of clauses (i) through (vi) above) of any of the material obligations of this Agreement.

For purposes of clause (vi) of this definition, no act, or failure to act, on the Company’s part shall be deemed “willful” unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company’s act, or failure to act, was in the best interest of the Company. For the purposes of any clause of this definition, the Executive has five (5) business days from the occurrence of any event mentioned herein to notify the Company’s Board of his intent to exercise his right to declare a “Good Reason”. If he fails to do so within five (5) business days, then the Executive will have waived his rights hereunder with respect to such event. Upon receipt of such notice, the Company has thirty (30) days within which to “cure” such event, if curable, and if “cured” by the Company within such period, such event shall not constitute a Good Reason for purposes of this Agreement.

e. at the option of the Executive, for a reason other than Good Reason, effective upon thirty (30) days of the giving of written notice of such exercise.

6.02. Obligations of the Company upon Termination of Employment

a. Death. In the event of the Executive’s death during the Employment Period, the Employment Period shall end as of the date of the Executive’s death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following, as soon as practicable following the date of the Executive’s death:

i. Base Salary earned but not paid prior to the date of his death;

ii. payment for all accrued but unused vacation time up to the date of his death;

iii. payment for any bonus earned but deferred for any year prior to the year in which occurs the date of his death;

iv. a pro rata portion (based on the number of days worked) of the bonus payable under any bonus program in effect for the year in which the Executive’s death occurs; provided, however, that the performance goals established under the applicable program with respect to the entire year in which the Executive’s death occurs are met payable in due course pursuant to the terms of the plan;

v. immediate vesting of and lapsing of restrictions on all unvested Stock Awards, if any, held by the Executive on the date of his death;

vi. immediate vesting of all Company stock options held by the Executive on the date of his death, with such options remaining exercisable for the lesser of the original option term or twelve (12) months from the date of the Executive’s death;

vii. continuation of medical benefits for the Executive’s survivors covered by said benefits, if any, for a period of two (2) years; and

viii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company.

b. Disability. If the Executive’s employment is terminated due to Disability during the Employment Period, either by the Company or by the Executive, the Employment Period shall end as of the date of the termination of the Executive’s employment and the Executive shall be entitled to the following, as soon as practicable following the date of termination:

i. Base Salary earned but not paid prior to the date of the termination of the Executive’s employment;

ii. payment for all accrued but unused vacation time up to the date of the termination of the Executive’s employment;

iii. payment for any bonus earned but deferred for any year prior to the year in which occurs the date of the termination of the Executive’s employment;

iv. a pro rata portion (based on the number of days worked) of the bonus payable under any bonus program in effect for the year in which the Executive’s termination of employment occurs; provided, however, that the performance goals established under the applicable program with respect to the entire year in which the Executive’s termination of employment occurs are met, payable in due course pursuant to the terms of the plan;

v. immediate vesting of and lapsing of restrictions on all unvested Stock Awards, if any, held by the Executive on the date of his Disability;

vi. immediate vesting of all Company stock options held by the Executive on the date of his Disability, with such options remaining exercisable for the lesser of the original option term or twelve (12) months from the date of the Executive’s Disability;

vii. continuation of medical benefits, if any, for a period of two (2) years; and

viii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company.

c. Cause. If the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to the following, within sixty (60) days following the date of termination:

i. Base Salary earned but not paid prior to the date of the termination of his employment;

ii. payment for all accrued but unused vacation time up to the date of the termination of the Executive’s employment;

iii. payment for any bonus earned but deferred for any year prior to the year in which occurs the date of the termination of the Executive’s employment; and

iv. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company.

d. Without Cause or With Good Reason. If the Executive’s employment is terminated by the Company (other than for Cause or Disability) or if the Executive terminates his employment with Good Reason, the Employment Period shall end as of the effective date of termination and the Executive shall be entitled to the following, within ten (10) business days following the date of termination or such earlier date as may be required by law:

i. Base Salary earned but not paid prior to the date of the termination of his employment;

ii. payment for all accrued but unused vacation time up to the date of the termination of the Executive’s employment;

iii. payment for any bonus earned but deferred for any year prior to the year in which occurs the date of the termination of the Executive’s employment;

iv. any bonus payable pursuant to any bonus program, to the extent already earned but not paid with respect to the year in which the Executive’s termination of employment occurs;

v. a lump sum amount equal to the product of Executive’s Base Salary (based on the Base Salary in effect on the date of the termination of the Executive’s employment, and in the case of a termination of employment by the Executive for Good Reason due to a reduction in Base Salary under Paragraph 6.01(d)(iv), based on the Base Salary in effect immediately prior to such reduction), multiplied by a factor of 2.50;

vi. immediate vesting of and lapsing of restrictions on all unvested Stock Awards, if any, held by the Executive on the date of the termination of his employment;

vii. immediate vesting of all Company stock options held by the Executive on the date of the termination of his employment, with all stock options remaining exercisable until their expiration pursuant to the Stock Incentive Plan;

viii. continued participation, as if he were an employee, in the Company’s medical, dental, hospitalization and life insurance plans, programs and/or arrangements in which he was participating on the date of the termination of his employment on the same terms and conditions as other executives under such plans, programs and/or arrangements until the earlier of two (2) years; the date or dates, he receives substantially equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer or the date or dates on which such plans are terminated; provided, however, that should such continued coverage not be allowed under the Company’s plans, Company shall pay the Executive a lump sum payment, less contributions, if any, in an amount equal to the amount that the Company would have spent on Executive’s premiums, if any, for the same period; and

ix. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan), including outplacement services consistent with the Company’s then existing practice for senior executives or, if there is no such then existing practice, consistent with the Company’s past practice for senior executives.

e. Without Good Reason. If the Executive’s employment is terminated by the Executive without Good Reason, the Executive shall be entitled to the following, within 60 days following the date of termination or such earlier date as may be required by law:

i. Base Salary earned but not paid prior to the date of the termination of his employment;

ii. payment for all accrued but unused vacation time up to the date of the termination of the Executive’s employment;

iii. payment for any bonus earned but deferred for any year prior to the year in which occurs the date of the termination of the Executive’s employment; and

iv. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company.

6.03. Any payment under Paragraph 6.02 hereof shall be in lieu of any other severance, bonus or other payments (other than earned or vested benefits) to which the Executive might then be entitled pursuant to this Agreement, and any benefit plan or program of the Company or any statutory, common law or claim, subject, in each case, to the execution by the Executive and delivery to the Company of a comprehensive release of all claims related to his employment or termination thereof in a form to be provided by the Company. The Company’s obligations to make the payments under Paragraph 6.02 hereof, except in the case of a termination for Cause, shall not otherwise be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive. The Executive acknowledges and agrees that in the event the parties dispute whether the Executive shall be entitled to the payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is resolved in accordance with Paragraph 10.03 hereof.

6.04. Notwithstanding anything to the contrary herein, if the Company’s Board has reason to believe that there are circumstances which, if substantiated, would constitute Cause as defined herein, the Company immediately may suspend the Executive from employment without notice for such period of time as shall be reasonably necessary for the Company’s Board to ascertain whether such circumstances are substantiated. During such suspension, the Executive shall continue to be paid all compensation and provided all benefits hereunder; provided, however, that if the Executive has been indicted or otherwise formally charged by governmental authorities with any felony, the Company’s Board may in its sole discretion, and without limiting the Company’s Board’s discretion to terminate the Executive’s employment for Cause, suspend the Executive without continuation of any compensation or benefits hereunder, pending final disposition of such criminal charge(s). Upon receiving notice of any such suspension, the Executive shall promptly leave the premises of the Company and remain off such premises and the premises of StoneMor Operating LLC or any subsidiary thereof until further notice from the Company’s Board.

7.	Covenants of the Executive

7.01. During the Employment Period and for a period of two (2) years thereafter, the Executive will not, directly or indirectly:

a. solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company to terminate his or her employment or engagement by the Company to become employed or engaged in competition with the Company by any person, firm, corporation or other business enterprise other than a member of the Company, except in furtherance of his responsibility during the Employment Period; or

b. authorize or assist in the taking of such action by any third party.

For purposes of this Paragraph 7.01, the terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during the one (1) year prior to the termination of the Executive’s employment and for one year following the Executive’s termination of employment. The Executive shall not be deemed to have violated the provisions of this Paragraph 7.01 by reason of an isolated act, or failure to act, not taken in bad faith.

7.02. During the Employment Period and for a period of and one (1) year thereafter, the Executive will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (the “Competing Enterprise”) which is engaged, directly or indirectly, during the Employment Period or at the time of Executive’s termination of employment, as the case may be, in any business of the type and character engaged in or competitive with that conducted by the Company in any state or marketing area in which the Company is doing business or is qualified to do business. The foregoing covenant shall not be construed to preclude the Executive from making any investments in the securities of any company, whether or not engaged in competition with the Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, the Executive does not beneficially own securities representing more than 5% of the combined voting power of the voting securities of such company.

7.03. The covenant periods set forth in Paragraphs 7.01 and 7.02 may be terminated earlier as determined by the Company’s Board, in its sole discretion, if (i) the Executive’s employment is terminated other than for “Cause” as defined in Paragraph 6.01(c) and (ii) the Executive’s termination of employment does not occur within thirty (30) days of a “Change in Control.” For purposes of this Paragraph 7.03, a “Change in Control” is defined as (i) a bona fide sale of all of the ownership interest of all or substantially all of the assets of the Company to any person or entity other than an affiliate; or (ii) a merger, reorganization, consolidation, or other transaction where more than 50% of the combined voting power of the equity interests in the Company ceases to be owned by persons or affiliates of persons who own such interests at the Effective Date of this Agreement; or (iii) acquisition of forty (40%) percent of equity interests of the Company by any person not currently part of Company ownership except where the person is an Employee Benefit Fund or one who effects the purchase at the request of or with approval of the Company Board.

7.04. During the Employment Period and thereafter without limit as to time, the Executive will not (other than in the regular course and in furtherance of the Company’s business) divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Company which is confidential, including, without limitation, “know-how,” trade secrets, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Company not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information. All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive (whether during his employment by the Company or by any predecessor thereof) concerning the business of the Company or any predecessor thereof shall be the property of the Company and shall be delivered to the Company promptly upon the termination of the Employment Period.

7.05. The Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings that alone or jointly with others the Executive may conceive, make, develop or acquire during the period of his employment by the Company and any predecessor thereof (collectively, the “Developments”), are and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company all of his right, title and interest in all such Developments. The Executive shall promptly and fully disclose all future Developments to the Company’s Board, and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company’s counsel, to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.

7.06. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to and be furnished with confidential information vital to the Company’s business and that irreparable injury would be sustained by the Company in the event of his breach of any of the covenants contained in this Paragraph 7, which injury could not be remedied adequately by the recovery of damages in an action at law. Accordingly, the Executive agrees that, upon a breach or threatened breach by him of any of such covenants, the Company shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not work an undue hardship on him. The Executive acknowledges that the covenant periods set forth in this section shall be extended by the period of any breach by the Executive. Further, any proven breach by the Executive shall result in the forfeiture of any remaining payments of benefits due to the Executive hereunder.

7.07. The provisions of this Paragraph 7 shall survive the termination of this Agreement, without regard to the reasons therefore.

7.08. If any court determines that any of the provisions of this Paragraph 7 is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Paragraph 7, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

8.	Reimbursement of Business Expense

During the Employment Period, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.

9.	Indemnification

To the fullest extent permitted by law and the Company’s by-laws, the Company shall promptly indemnify the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by the Executive of services for (or acting as a fiduciary of any employee benefit plans, programs or arrangements of) the Company, including as a director, officer or employee of the Company. The Company also agrees to maintain a director’s and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers. Notwithstanding any other provision of this Agreement, the provisions of this Paragraph 9 shall survive any termination or expiration of this Agreement.

10.	Miscellaneous

10.01. This Agreement is intended to be performed in, and shall be construed and enforced in accordance with the laws of, the State of Delaware without reference to principles of conflict of laws. The parties consent to the jurisdiction of the federal and state courts, whichever is applicable, located in said state.

10.02. Upon the Effective Date, this Agreement shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof with respect to such subject matter (including the Employment Arrangement). No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company with the express approval of the Company’s Board or the Compensation Committee.

10.03. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in Philadelphia, Pennsylvania under the National Rules for the Resolution of Employment Disputes then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute who is a member of the National Academy of Arbitrators; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision; and (iv) request the matter to be handled on an expedited basis. The determination of the arbitrator, which shall be based upon an interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrator’s award in any court having jurisdiction. All costs of the American Arbitration Association and the arbitrator shall be borne by the Company, unless the position advanced by the Executive is determined by the arbitrator to be frivolous in nature.

10.04. The Executive acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. The Executive further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

10.05. The Company shall be entitled to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

10.06. Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

10.07. Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

If to the Company:

155 Rittenhouse Circle

Bristol, PA 19007

Attention: William R. Shane, Executive Vice President & CFO

If to the Executive:

__________________

__________________

Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

10.08. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

10.09. This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company’s obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.10. The Company shall be deemed to have performed its obligations to make payments or provide benefits to the Executive under this Agreement if it has caused such payments to be made or benefits to be provided.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement as of the Effective Date.

STONEMOR GP, LLC

By:	/S/ WILLIAM R. SHANE
Name:	William R. Shane
Title:	Executive Vice President and Chief Financial Officer

LAWRENCE MILLER

/S/ LAWRENCE MILLER